Grant Thornton
Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form N1-A) and related Prospectus of Mosaic Equity Trust for the registration of the Mosaic Institutional Equity Option Fund and to the incorporation by reference therein of our report dated February 11, 2005, with respect to the Statements of Assets and Liabilities, including the Portfolios of Investments, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights and Notes to Financial Statements as of and for the year ended December 31, 2004, included in its Annual Report to Shareholders for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

(signature)

GRANT THORNTON LLP

Chicago, Illinois

December 29, 2005